UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

(Exact Name of Registrant as Specified in Charter)

001-11302

(Commission File Number)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of Principal Executive Offices)

(216) 689-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 16, 2012, KeyCorp (the “Corporation”) commenced a consent solicitation (the “Consent Solicitation”) from the holders of record as of April 10, 2012 of the outstanding 5.70% trust preferred securities of KeyCorp Capital VII (the “Trust Preferred Securities”) to terminate the Corporation’s Replacement Capital Covenant, dated as of February 27, 2008, as amended by the Supplement thereto, dated as of March 3, 2008, and Amendment No. 2 thereto, dated as of February 24, 2011 (as supplemented and amended, the “Replacement Capital Covenant”). The Replacement Capital Covenant was entered into for the benefit of the holders of the Trust Preferred Securities in connection with the issuance of the Corporation’s 8.000% junior subordinated debentures due 2068 (the “Notes”) and KeyCorp Capital X’s 8.000% enhanced trust preferred securities (the “Enhanced Trust Preferred Securities,” and together with the Notes, the “Securities”). The proposed termination of the Replacement Capital Covenant requires, among other conditions, the consent of the holders of at least a majority in liquidation amount of the Trust Preferred Securities (the “Requisite Consents”). The complete terms and conditions of the consent solicitation are as set forth in the Corporation’s Consent Solicitation Statement dated April 16, 2012, and the related Letter of Consent (together, the “Consent Documents”), to be distributed to holders of the Trust Preferred Securities for their consideration. Holders are urged to read the Consent Documents carefully.

Under the terms of the Replacement Capital Covenant, the Corporation covenanted not to repay, redeem or purchase, and to cause its subsidiaries not to purchase, the Securities before March 15, 2048 unless it shall have received specified amounts of proceeds from the issuance of certain qualifying securities prior to such repayment, redemption or purchase. If the proposed termination becomes effective, the Corporation will be able to repay, redeem or purchase any or all of the Securities, regardless of whether it has issued any such qualifying securities.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on April 27, 2012 unless terminated or extended by the Corporation in its sole discretion (such time and date, as the same may be extended, the “Expiration Time”). The termination will become effective prior to the Expiration Time if the Requisite Consents are received before then. The Corporation will make a cash payment (the “Consent Fee”) equal to $5.00 for each $1,000 in liquidation amount of the Trust Preferred Securities as to which a consent is validly delivered and thereafter not revoked on or prior to the earlier of the receipt of the Requisite Consents and the Expiration Time. The Consent Fee will be paid promptly following the Expiration Time.

Copies of the Consent Documents may be obtained by the holders of the Trust Preferred Securities from the Information and Tabulation Agent for the Consent Solicitation, Deutsche Bank Trust Company Americas, at (800) 735-7777, Option 1.

Morgan Stanley & Co. LLC is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to (800) 624-1808 (toll free) or (212) 761-1057 (collect).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYCORP
(Registrant)

By:	/s/ Jeffrey B. Weeden
Jeffrey B. Weeden
Chief Financial Officer

Date: April 16, 2012